Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC.
REPORTS THIRD QUARTER RESULTS

     Auburn Hills, Mich., October 22, 2003—Champion Enterprises, Inc. (NYSE: CHB), the nation’s leading housing manufacturer, today reported results for its third quarter and year-to-date period ended September 27, 2003. During the quarter the company continued to focus on maintaining strong cash balances, further improving its financial position and strengthening operations in the face of continued tough market conditions.

     The company reported revenues of $311 million and a loss from continuing operations of $71 million, or $1.24 per diluted share, for the three-month period of 2003. These results included pretax restructuring charges of $27 million and goodwill impairment charges totaling $34 million, $55 million of which were non-cash. In the year-to-date period of 2003, Champion had revenues totaling $849 million and a loss from continuing operations of $79 million, or $1.47 per diluted share.

     In the three months ended September 2002, the company had revenues of $374 million and a loss from continuing operations of $37 million, including pretax restructuring charges of $43 million. In the year-to-date period of 2002, the company reported revenues of $1 billion and a loss from continuing operations of $247 million, or $5.09 per diluted share. As previously announced, the company exited its consumer finance business in the third quarter of 2003 and related amounts are reported as discontinued operations for all periods presented.

     Chairman, President and Chief Executive Officer, Al Koch, commented, “Our third quarter results reflect the actions we have taken to position the company for profitability in a difficult industry environment. These actions include closing under performing locations and exiting consumer financing, which resulted in substantial non-cash restructuring and goodwill impairment charges. Excluding general corporate expenses, Champion’s ongoing operations, which now consist of 30 homebuilding facilities and 80 retail sales centers, had earnings before interest and taxes (EBIT) of $17.1 million for the quarter and $28.6 million year-to-date. Reflecting the company’s strong and improving cash position, during the quarter we generated $23 million of cash flows from operations and ended September with cash and cash equivalents of $145 million.”

Operations

Manufacturing — For the three months ended September 2003, manufacturing revenues decreased 14% to $261 million from $302 million one year earlier, with the company operating an average of 20% fewer plants year-over-year. The segment reported a loss for the quarter of $10.1 million, which included $20.6 million of restructuring charges for the closing of four plants and the relocation of production at one facility. For the 30 ongoing facilities following these closings, EBIT totaled $16 million, or 6.6% of the revenues generated by these locations. In the comparable period a year ago, Champion’s manufacturing operations had a loss of $17.8 million, which included $26.3 million of restructuring charges related to the closing of seven plants. For the nine-month period ended September 2003, the manufacturing segment reported $733 million in revenues and a loss of $4.0 million including the $20.6 million of restructuring charges.

     At the 34 plants operated during the quarter, the company’s year-over-year incoming order rate this September declined 5% for the month and 12% for the nine-month period. Champion had unfilled manufacturing orders totaling $64 million at the end of the quarter, representing the highest level since the down cycle began more than four years ago. The company had $48 million of unfilled orders at 34 plants at the end of June and $41 million at 39 plants at September 2002.

Retail — Year-over-year retail revenues declined 29% to $75 million for the quarter ended September 2003, while the retail loss was reduced to $9.4 million from $19.6 million in the third quarter of 2002. The loss in the third quarter of 2003 included $8.4 million of restructuring charges for the closing of 35 under performing retail sales centers, while the prior third quarter loss included $14.0 million of restructuring charges related to the closing of 64 retail locations. Champion currently operates 80 retail sales centers, which reported $1.1 million of EBIT for the quarter on a 2% net sales increase. The average retail selling price at these locations increased 17% to $81,900. During this year’s third quarter, the company recorded a non-cash impairment charge of $34 million for its remaining retail goodwill.

Finance — Champion’s consumer finance operations had a loss from discontinued operations of $9.7 million for the quarter, which included a $4.1 million non-cash goodwill impairment charge and $4.5 million of charges related to exiting the consumer finance business. The company sold substantially all of its finance loans during the third quarter, generating net proceeds of $14.3 million after reducing borrowings on its warehouse facility, which was then terminated.

Corporate — General corporate expenses in the three-month period ended September 2003 included $3.8 million for severance costs related to the departure of certain executive officers and a $2.5 million charge for the change in estimated fair value of an outstanding common stock warrant for 2.2 million shares. The prior year’s third quarter general corporate expenses included $2.3 million related to the restructuring of development operations and $300,000 of severance costs.

Financial Position

     The company continues to focus on improving its financial position and reducing debt. Cash and cash equivalents increased to $144.8 million at the end of the quarter, rising from $129.4 million at the end of June and $77.4 million at the start of the year. The company’s cash position improved $15.4 million during the quarter even though short-term borrowings were reduced by $11.6 million. Long-term debt was $291 million at the end of September, down from $342 million at the beginning of the year. During 2003, the company has used $35.8 million to purchase and retire $50.5 million of its Senior Notes, resulting in pretax gains of $13.8 million. The company is in compliance with all required debt covenants.

Outlook

     Koch continued, “With the industry running at a seasonally adjusted pace of approximately 130,000 HUD code wholesale shipments for the year, the fourth quarter is expected to be down about 18% year-over-year. Although this would represent an improvement from the August year-to-date decrease of 25%, market conditions continue to be challenging. The consumer financing environment is still difficult and consumer repossessions remain at high levels, although inventories of repossessed homes appear to be trending down.

     “We feel we are well positioned both financially and operationally, particularly with the seasonally slower period for the industry just around the corner and market conditions still difficult. As we work through the down cycle, we will continue to focus on maintaining strong cash balances, further improving our financial position and running profitable operations. Our recent actions, together with ongoing cost cutting initiatives, better position us to attain profitability at current sales levels and to benefit if and when industry conditions improve,” concluded Koch.

Conference Call

     Mr. Koch and other executive officers of the company will review the quarter’s results in a conference call for investors and analysts beginning at 11:00 am eastern time today. To participate in the conference call, please call the number below:

Dial-in #:	(888) 482-0024
Pass code #:	87822853

     A replay of the conference call will be available after 1:00 pm eastern time today through midnight on Wednesday, October 29, 2003. The recording may be heard by dialing the number below:

Dial-in #:	(888) 286-8010
Pass code #:	50527240

     The live call can also be accessed on the company’s website, www.championhomes.net, by going to the Investor Relations section, clicking on “Live Webcast” and following the instructions. A replay of the call can also be heard via the Investor Relations section of the website shortly after the call is completed. To access the replay, go to the Investor Relations section of the website, click on “Audio Archives” and select “Q3 2003 Champion Enterprises, Inc. Results Conference Call.” Links to this release and other statistical information referenced on the call, if any, will be posted in the Investor Relations section of the company’s website.

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry’s leading manufacturer and has produced over 1.6 million homes since the company was founded. The company operates 30 homebuilding facilities in 14 states and two Canadian provinces and 80 retail locations in 21 states. Independent retailers, including more than 600 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website.

     This news release contains certain statements, including statements regarding industry repossessions and other industry projections, and statements regarding the company’s financial positioning, future cash flows and balances, expected results, and the sizing of operations that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended

	Sept. 27,	Sept. 28,	%	Sept. 27,	Sept. 28,	%
	2003	2002	Change	2003	2002	Change

Net sales:
Manufacturing	$260,997	$302,052	(14%)	$733,261	$882,403	(17%)
Retail	74,948	105,356	(29%)	203,109	282,088	(28%)
Less: intercompany	(25,011)	(33,818)		(86,986)	(123,018)

Total net sales	310,934	373,590	(17%)	849,384	1,041,473	(18%)
Cost of sales (1)	271,117	329,342	(18%)	728,044	892,510	(18%)

Gross margin	39,817	44,248	(10%)	121,340	148,963	(19%)
Selling, general and administrative expenses (7)	50,052	57,448	(13%)	141,934	181,479	(22%)
Goodwill impairment charges (2)	34,183	—		34,183	97,000
Restructuring charges (1)	20,100	31,600		20,100	36,500
Gain on debt retirement (3)	—	—		(13,833)	(5,870)

Operating loss (4)	(64,518)	(44,800)	(44%)	(61,044)	(160,146)	62%
Interest expense, net	6,454	6,968	(7%)	19,498	18,831	4%

Pretax loss — continuing operations	(70,972)	(51,768)	(37%)	(80,542)	(178,977)	55%
Income tax expense (benefits) (5)	450	(14,800)		(1,950)	67,900

Loss — continuing operations	(71,422)	(36,968)	(93%)	(78,592)	(246,877)	68%
Loss — discontinued operations (6)	(9,674)	(1,967)		(20,902)	(3,195)

Net loss	$(81,096)	$(38,935)	(108%)	$(99,494)	$(250,072)	60%

Loss — continuing operations	$(71,422)	$(36,968)		$(78,592)	$(246,877)
Less: dividends on preferred stock	164	562		619	1,375
Less: charge to retained earnings for induced preferred stock conversion (7)	—	—		3,488	—

Loss from continuing operations available to common shareholders	$(71,586)	$(37,530)		$(82,699)	$(248,252)

Basic and diluted loss per share:
Loss from continuing operations	$(1.24)	$(0.76)		$(1.47)	$(5.09)
Loss from discontinued operations	(0.17)	(0.04)		(0.37)	(0.06)

Net loss	$(1.41)	$(0.80)		$(1.84)	$(5.15)

Weighted shares for basic and diluted EPS	57,498	49,154		56,260	48,796

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	Unaudited	Unaudited		Unaudited
	Sept. 27,	June 28,	Dec. 28,	Sept. 28,
Assets	2003	2003	2002	2002

Cash and cash equivalents	$144,796	$129,436	$77,381	$92,356
Restricted cash (8)	522	664	32,450	17,906
Accounts receivable, trade	41,958	46,090	28,631	48,172
Inventories	110,944	120,424	111,332	146,386
Current assets of discontinued operations (6)	1,650	19,196	2,015	1,404
Refundable taxes and other current assets (8)	15,072	16,149	88,959	61,194

Total current assets	314,942	331,959	340,768	367,418

Property and equipment, net	99,164	119,120	127,129	135,392
Goodwill, net (2)	126,501	160,944	161,336	161,839
Restricted cash (8)	—	—	18,443	18,443
Non-current assets of discontinued operations (6)	70	4,836	57,498	34,208
Other non-current assets	21,693	23,103	22,917	22,933

	$562,370	$639,962	$728,091	$740,233

Liabilities, Preferred Stock and Shareholders’ Equity (Deficit)
Floor plan payable	$14,842	$19,453	$17,147	$9,180
Short-term borrowings on credit facility (8)	—	7,000	—	—
Accounts payable	42,902	45,333	37,053	58,387
Current liabilities of discontinued operations (6)	4,047	11,563	36,764	19,390
Other accrued liabilities	181,794	160,640	172,180	191,549

Total current liabilities	243,585	243,989	263,144	278,506

Long-term debt (3)	290,510	290,652	341,612	344,734
Other long-term liabilities	51,416	53,140	56,754	46,867
Redeemable convertible preferred stock (7)	8,629	13,568	29,256	44,108
Shareholders’ equity (deficit)	(31,770)	38,613	37,325	26,018

	$562,370	$639,962	$728,091	$740,233

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended

	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002

Loss from continuing operations	$(71,422)	$(36,968)	$(78,592)	$(246,877)
Adjustments:
Depreciation and amortization	3,839	5,010	12,215	16,556
Gain on debt retirement (3)	—	—	(13,833)	(5,870)
Goodwill impairment charges (2)	34,183	—	34,183	97,000
Deferred income taxes (5)	—	—	—	94,800
Fixed asset impairment charges, net of gains	17,181	24,722	15,347	26,622
Changes in cash collateral deposits (8)	—	(542)	9,600	(13,392)
Refundable income taxes	171	(14,800)	60,920	(10,129)
Changes in working capital	11,181	17,167	(7,090)	16,053
Changes in accrued liabilities	21,605	22,349	13,008	22,651
Other	5,870	1,554	11,088	4,034

Cash provided by continuing operations	22,608	18,492	56,846	1,448

Loss from discontinued operations (6)	(9,674)	(1,967)	(20,902)	(3,195)
(Inc) dec in net assets of discontinued operations (6)	14,796	(5,663)	25,076	(16,222)

Cash provided by (used for) discontinued operations	5,122	(7,630)	4,174	(19,417)

Additions to property, plant and equipment	(1,313)	(1,626)	(4,368)	(4,347)
Acquisition related deferred purchase price payments	—	—	(3,882)	(3,500)
Proceeds on disposal of fixed assets	117	522	5,193	3,591
Other	(103)	(944)	(446)	(2,084)

Cash used for investing activities	(1,299)	(2,048)	(3,503)	(6,340)

Decrease in floor plan payable, net	(4,611)	(1,565)	(2,305)	(61,739)
Changes in restricted cash (8)	142	(203)	50,371	(35,701)
Proceeds from Senior Notes	—	—	—	145,821
Purchase of Senior Notes (3)	—	—	(35,830)	(23,750)
Preferred stock issued, net	—	—	—	23,810
Decrease in short-term borrowings (8)	(7,000)	—	—	—
Other	398	(326)	(2,338)	(1,232)

Cash provided by (used for) financing activities	(11,071)	(2,094)	9,898	47,209

Increase in cash and cash equivalents	15,360	6,720	67,415	22,900
Beginning cash and cash equivalents	129,436	85,636	77,381	69,456

Ending cash and cash equivalents	$144,796	$92,356	$144,796	$92,356

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) A reconciliation of closing-related expenses and the number of retail locations and manufacturing facilities closed or consolidated follows (dollars in thousands):

	Three Months Ended		Nine Months Ended

	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002

Closing-related expenses:
Cost of sales	$6,800	$11,300	$6,800	$11,300
Restructuring charges	20,100	31,600	20,100	36,500

	$26,900	$42,900	$26,900	$47,800

By segment:
Manufacturing	$20,600	$26,300	$20,600	$26,300
Retail	8,400	14,000	8,400	18,900
Corporate	—	2,600	—	2,600
Intercompany	(2,100)	—	(2,100)	—

	$26,900	$42,900	$26,900	$47,800

Operations closed or consolidated:
Retail sales centers	35	64	38	100
Manufacturing facilities	4	7	7	10

(2) During the quarter ended September 27, 2003, the company recorded retail goodwill impairment charges totaling $34 million. During the quarter ended June 29, 2002, the company recorded retail goodwill impairment charges totaling $97 million.

(3) For the nine months ended September 2003, the company recorded pretax gains of $13.8 million resulting from the purchase and retirement of $50.5 million of Senior Notes due 2007 and 2009 for total payments of $35.8 million. During the nine months ended September 2002, the company purchased and retired $30.0 million of Senior Notes due 2009 for $23.8 million, resulting in pretax gains of $5.9 million.

(4) Manufacturing and retail EBIT consisted of earnings (loss) before interest and taxes. A reconciliation of operating loss follows (dollars in thousands):

		% of		% of
Three months ended:	Sept. 27,	Related	Sept. 28,	Related	%
	2003	Sales	2002	Sales	Change

Manufacturing EBIT	$(10,111)	(3.9%)	$(17,789)	(5.9%)	43%
Retail EBIT	(9,360)	(12.5%)	(19,571)	(18.6%)	52%
General corporate expenses	(12,855)		(9,770)
Goodwill impairment charges	(34,183)		—
Intercompany eliminations	1,991		2,330

Operating loss	$(64,518)	(20.7%)	$(44,800)	(12.0%)	(44%)

		% of		% of
Nine months ended:	Sept. 27,	Related	Sept. 28,	Related	%
	2003	Sales	2002	Sales	Change

Manufacturing EBIT	$(3,954)	(0.5%)	$(6,060)	(0.7%)	35%
Retail EBIT	(12,780)	(6.3%)	(41,451)	(14.7%)	69%
General corporate expenses	(26,576)		(23,835)
Gain on debt retirement	13,833		5,870
Goodwill impairment charges	(34,183)		(97,000)
Intercompany eliminations	2,616		2,330

Operating loss	$(61,044)	(7.2%)	$(160,146)	(15.4%)	62%

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

To help understand the company’s net sales and EBIT, which were affected by recent closings, following is a reconciliation of these totals presenting the amounts for the 30 ongoing manufacturing facilities and 80 ongoing retail sales centers. The company believes this information is meaningful to understanding the company as it exists following these closings.

(Dollars in thousands)	Manufacturing			Retail

Three months ended Sept. 27, 2003:	Net sales	EBIT	% of sales	Net sales	EBIT	% of sales

Ongoing locations	$243,549	$15,980	6.6%	$63,409	$1,093	1.7%
Closed/other	17,448	(5,491)		11,539	(2,053)
Restructuring charges		(20,600)			(8,400)

Total	$260,997	$(10,111)		$74,948	$(9,360)

Nine months ended Sept. 27, 2003:
Ongoing locations	$667,919	$28,625	4.3%	$166,985	$(19)
Closed/other	65,342	(11,979)		36,124	(4,361)
Restructuring charges		(20,600)			(8,400)

Total	$733,261	$(3,954)		$203,109	$(12,780)

(5) The company provided a 100% valuation allowance for its deferred tax assets totaling $120.0 million in the second quarter of 2002 and $2.9 million in the third quarter of 2002. The effective tax rates for the three and nine months ended September 2003 and 2002 differ from the 35% federal statutory rate because of the 100% deferred tax asset valuation allowance. In addition, the company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. The income tax benefit for 2003 consisted of $3.0 million recorded to reduce the deferred tax asset valuation allowance following the completion of the company’s 2002 federal income tax return, which resulted in a larger refund than previously estimated, partially offset by provisions for state and foreign income taxes.

(6) In July 2003, the company exited its consumer finance business, HomePride Finance Corp. Related amounts are presented as discontinued operations.

(7) During the third quarter of 2003, as a result of the increase in the company’s common stock price, Champion recorded in SG&A a $2.5 million charge for the change in estimated fair value of an outstanding common stock warrant for 2.2 million shares, issued in connection with the Series C preferred stock. During the first quarter of 2003, the company agreed to accelerate the reduction in the conversion price for its Series C redeemable convertible preferred stock. This amendment to the preferred stock terms was accounted for as an induced conversion, resulting in a charge directly to retained earnings of $3.5 million and an increase in the loss per share of $0.06 per diluted share.

(8) In January 2003 the company finalized a $75 million revolving credit facility, which was used to issue $60.4 million of letters of credit to replace cash collateral and resulted in the release of $49.8 million of restricted cash and $9.6 million of cash deposits. At the end of September 2003, the company had $66.9 million of letters of credit outstanding and no borrowings under this facility.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three Months Ended				Nine Months Ended

	Sept. 27,	Sept. 28,		%	Sept. 27,	Sept. 28,		%
	2003	2002		Chg.	2003	2002		Chg.

MANUFACTURING
Homes sold	6,787	8,411		(19%)	19,383	25,280		(23%)
Less: intercompany	597	945		(37%)	2,165	3,366		(36%)

Homes sold to independent retailers/builders	6,190	7,466		(17%)	17,218	21,914		(21%)
Total floors sold	12,837	15,629		(18%)	36,686	46,842		(22%)
Floors sold per average plant	378	368		3%	1,043	1,026		2%
Multi-section mix	83%	82%			84%	81%
Average home price	$37,000	$34,600		7%	$36,400	$33,600		8%
Manufacturing facilities at period end	34 *	39		(13%)	34 *	39		(13%)

*Four of these manufacturing facilities were closed in October 2003.

RETAIL
Retail net sales (in thousands)
80 ongoing stores	$63,409	$62,097		2%	$166,985	$151,593		10%
Closed/other	11,539	43,259			36,124	130,495

Total retail net sales	$74,948	$105,356		(29%)	$203,109	$282,088		(28%)
Homes sold
80 ongoing stores	714	842		(15%)	1,929	2,039		(5%)
Closed/other	300	806			683	2,233

New homes	1,014	1,648		(38%)	2,612	4,272		(39%)
Pre-owned homes	327	410		(20%)	927	1,133		(18%)

Total homes sold	1,341	2,058		(35%)	3,539	5,405		(35%)
% Champion-produced new homes sold	96%	96%			95%	96%
New multi-section mix	88%	82%			86%	80%
Average number of new homes in inventory per sales center at period end	16.3	16.3	**		16.3	16.3	**
Sales centers at period end	80	144	**	(44%)	80	144	**	(44%)
Total company
Average new home retail price	$79,100	$63,400		25%	$75,700	$62,600		21%
Average number of new homes retail sold per sales center per month	2.8	2.9	**	(3%)	2.4	2.1	**	14%
80 ongoing stores
Average new home price	$81,900	$70,200		17%	$79,800	$70,500		13%
Average number of new homes sold per sales center per month	3.0	3.5		(14%)	2.7	2.8		(4%)
CONSOLIDATED (in thousands)
Contingent repurchase obligations (est.)	$250,000	$250,000			$250,000	$250,000
Champion-produced field inventories (est.)	$530,000	$520,000		2%	$530,000	$520,000		2%
Shares issued and outstanding	58,400	49,150		19%	58,400	49,150		19%

**The number of sales centers in 2002 has been revised to include outlets specializing in sales to manufactured housing communities in addition to full service retail locations. Per location averages have been revised accordingly.

*****